Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Robin N. Dickson	Michael Newman
	Chief Financial Officer	Investor Relations
	Harmonic, Inc.	Street Connect
	(408) 542-2500	(408) 542-2760

Harmonic Announces First Quarter Results

Strong Year-Over-Year Sales Growth

SUNNYVALE, Calif.—April 21, 2005—Harmonic Inc. (Nasdaq: HLIT), a leading provider of digital video, broadband optical networking and IP delivery systems, today announced its results for the quarter ended April 1, 2005.

For the first quarter of 2005, the Company reported net sales of $72.9 million, up 32% from $55.1 million in the first quarter of 2004. The strong year-over-year revenue growth reflected increased shipments to cable and telco customers worldwide. International sales represented 37% of total sales for the first quarter of 2005, up from 33% in the same period of 2004.

The Company’s CS division, which designs, manufactures and markets digital headend systems for a number of markets, had divisional net sales of $56.6 million in the first quarter of 2005, up from $35.8 million in the same period of 2004. The BAN division, which designs, manufactures and markets fiber optic products primarily for broadband cable networks, had divisional net sales of $16.3 million in the first quarter of 2005, compared to $19.3 million in the same period of 2004.

During the first quarter of 2005, the product mix included a larger than expected amount of complementary third-party products for digital systems sold to cable customers. At the request of these customers, Harmonic provided these third-party products, which carry significantly lower margins than Harmonic products. As a result, gross margins in the first quarter of 2005 were lower than the Company’s expectations.

GAAP net income for the first quarter of 2005 was $1.7 million or $0.02 per share, compared to a net loss of $2.6 million or $0.04 per share for the same period of 2004. Excluding the effect of non-cash accounting charges for the amortization of intangibles, the non-GAAP net income for the first quarter of 2005 was $3.4 million or $0.05 per share, compared to $0.2 million or $0.00 per share for the same period of 2004.

During the first quarter of 2005, Harmonic used approximately $5.0 million of its cash for payments under a tax-sharing agreement related to the DiviCom acquisition in 2000 and approximately $5.7 million as part of the $7.9 million acquisition of Broadcast Technology Ltd. Despite these significant payments, the Company had cash, cash equivalents and short-term investments of $104.6 million at the end of the quarter, up from $100.6 million at the end of 2004.

“We are pleased with our strong year-over-year sales growth in the first quarter, which is typically our slowest period for the year,” said Anthony J. Ley, Chairman, President and Chief Executive Officer. “During the quarter, domestic cable customers continued to deploy our digital headend systems for simulcasting, which helps reclaim bandwidth for more high-definition channels, video-on-demand and IP services. With our new products, Charter and other domestic cable operators are extending their services to business subscribers. We also continued to expand into international cable markets, including announcements of new customers in China and Russia.”

“In the telco market, we continued to ship our fiber optic and digital products to domestic and international customers. However, we are in the early stages of the telcos’ entry into video services, with many opportunities and challenges ahead, and the timing and scale of new telco projects remains difficult to predict. Over the long term, we remain very encouraged by the business fundamentals, particularly the intensifying competition among cable, satellite and telco operators, and our continued introduction of new high-performance, industry-leading products.”

For the second quarter of 2005, the Company expects net sales in the range of $73 million to $77 million, with GAAP net income in the range of $0.04 to $0.06 per share and non-GAAP net income, excluding the amortization of intangibles, of $0.05 to $0.07 per share.

Harmonic will host a conference call today to discuss its financial results at 2:00 p.m. Pacific (5:00 p.m. Eastern). A broadcast of the conference call can be accessed on the Company’s website at www.harmonicinc.com or by calling +1-617-847-8706 (participant code 82484253). The replay will be available after 5:00 p.m. (Pacific) on April 21 at the same website address or by calling +1-617-801-6888 (participant code 98133480).

About Harmonic Inc.

Harmonic Inc. is a leading provider of digital video, broadband optical networking and IP delivery systems to cable, satellite, telecom and broadcast network operators. Harmonic’s open standards-based solutions for the headend through the last mile enable customers to develop new revenue sources and a competitive advantage by offering powerful interactive video, voice and data services such as video-on-demand, high definition digital television, telephony and Internet access.

Harmonic (Nasdaq: HLIT) is headquartered in Sunnyvale, California with R&D, sales and system integration centers worldwide. The Company’s customers, including many of the world’s largest communications providers, deliver services in virtually every country. Visit www.harmonicinc.com for more information.

This press release contains forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933 and Section 21(e) of the Securities Exchange Act of 1934, including statements related to our unaudited financial results for the first quarter ended April 1, 2005; our expected net sales, GAAP net income per share and non-GAAP net income per share for the second quarter of 2005; our expectations regarding the delivery of video services by telcos; our beliefs regarding the long-term fundamentals of our business; our expectations with respect to intensifying competition among cable, satellite and telco operators; and our expectations regarding our introduction of new products and the quality thereof. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include risks that actual results could vary perhaps materially following final review of our first quarter operating results by our independent registered public accounting firm, delays or decreases in capital spending in the cable, satellite and telco industries, customer concentration and consolidation, general economic conditions, market acceptance of new or existing Harmonic products, losses of one or more key customers, risks associated with Harmonic’s international operations, inventory management problems, the effect of competition, difficulties associated with rapid technological changes in Harmonic’s markets, the need to introduce new and enhanced products, and risks associated with a cyclical and unpredictable sales cycle. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in Harmonic’s filings with the Securities and Exchange Commission including its Annual Report filed on Form 10-K for the year ended December 31, 2004, and our current reports on Form 8-K. Harmonic does not undertake to update any forward-looking statements.

Editor’s Note: Product and company names used here are trademarks or registered trademarks of their respective companies.

Harmonic Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	April 1, 2005	December 31, 2004
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$31,661	$26,603
Short-term investments	72,893	74,004
Accounts receivable, net	55,777	64,148
Inventories	43,237	41,763
Prepaid expenses and other current assets	9,479	8,504

Total current assets	213,047	215,022
Property and equipment, net	19,809	19,611
Intangibles and other assets	9,684	7,723

	$242,540	$242,356

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$967	$1,067
Accounts payable	23,834	22,381
Income taxes payable	6,476	7,099
Deferred revenue	21,693	15,469
Accrued liabilities	36,253	51,894

Total current liabilities	89,223	97,910

Long-term debt, less current portion	986	1,272
Accrued excess facilities costs	22,903	24,085
Other non-current liabilities	11,152	8,532

Total liabilities	124,264	131,799

Stockholders’ equity:
Common stock	2,045,899	2,039,810
Accumulated deficit	(1,927,279)	(1,928,984)
Accumulated other comprehensive income	(344)	(269)

Total stockholders’ equity	118,276	110,557

	$242,540	$242,356

Harmonic Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	April 1, 2005	April 2, 2004
Net sales	$72,915	$55,106
Cost of sales	45,868	33,219

Gross profit	27,047	21,887

Operating expenses:
Research and development	9,459	8,850
Selling, general and administrative	15,325	13,994
Amortization of intangibles	958	1,933

Total operating expenses	25,742	24,777

Income (loss) from operations	1,305	(2,890)
Interest and other income, net	473	413

Income (loss) before income taxes	1,778	(2,477)
Provision for income taxes	72	100

Net income (loss)	$1,706	$(2,577)

Net income (loss) per share
Basic	$0.02	$(0.04)

Diluted	$0.02	$(0.04)

Shares used to compute net income/(loss) per share:
Basic	72,839	71,713

Diluted	74,375	71,713

Harmonic Inc.
Non-GAAP Condensed Consolidated Statements of Operations (1)
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	April 1, 2005	April 2, 2004
Net sales	$72,915	$55,106
Cost of sales	45,096	32,346

Gross profit	27,819	22,760

Operating expenses:
Research and development	9,459	8,850
Selling, general and administrative	15,325	13,994

Total operating expenses	24,784	22,844

Non-GAAP income (loss) from operations	3,035	(84)
Interest and other income, net	473	413

Non-GAAP income before income taxes	3,508	329
Provision for income taxes	72	100

Non-GAAP net income	$3,436	$229

Non-GAAP net income per share
Basic	$0.05	$0.00

Diluted	$0.05	$0.00

Shares used to compute net income per share:
Basic	72,839	71,713

Diluted	74,375	73,346

1.	These Non-GAAP Condensed Consolidated Statements of Operations are provided to enhance overall understanding of our current financial performance and our prospects for the future. The presentation of this Non-GAAP information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP and is not necessarily comparable to Non-GAAP results published by other companies. A table reconciling the Non-GAAP net income/(loss) to the GAAP net income/(loss) follows below.

Harmonic Inc.
Non-GAAP to GAAP Income (Loss) Reconciliation
(Unaudited)

	Three Months Ended
(In thousands)	April 1, 2005	April 2, 2004
Non-GAAP net income	$3,436	$229
Items charged to cost of sales:
Amortization of intangibles	(772)	(1,540)
Realized margin on reserved product sold	—	667

Total of charges to cost of sales	(772)	(873)

Items charged to operating expenses:
Amortization of intangibles	(958)	(1,933)

Total of charges to operating expenses	(958)	(1,933)

GAAP net income (loss)	$1,706	$(2,577)